
                            SCHEDULE 14A INFORMATION

                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material under Section 240.14a-12

                        UNIFIED FINANCIAL SERVICES, INC.
                (Name of Registrant as Specified in Its Charter)

                                       N/A
      (Name of Person Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      1)  Title of each class of securities to which transaction applies:
      2)  Aggregate number of securities to which transaction applies:
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      4)  Proposed maximum aggregate value of transaction:
      5)  Total Fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:
      2)  Form, Schedule or Registration Statement No.:
      3)  Filing Party:
      4)  Date Filed:





                       [LOGO UNIFIED FINANCIAL SERVICES]








                                 April 10, 2002


Dear Fellow Stockholders:

         Our Annual Meeting of Stockholders will be held at Champion Trace Golf
Club, 20 Avenue of Champions, Nicholasville, Kentucky, at 10:00 a.m., local time, on Wednesday, April 24, 2002. The Notice of Annual Meeting of
Stockholders, Proxy Statement and proxy that accompany this letter outline fully matters on which action is expected to be taken at our annual meeting.

         We cordially invite you to attend our annual meeting. Even if you plan to be present at the meeting, you are requested to date, sign and return the enclosed proxy in the envelope provided so that your shares will be represented.
The mailing of an executed proxy will not affect your right to vote in person should you later decide to attend our annual meeting.

                                   Sincerely,

                                   /s/ Timothy L. Ashburn

                                   Timothy L. Ashburn
                                   CHAIRMAN AND CHIEF EXECUTIVE OFFICER







                        UNIFIED FINANCIAL SERVICES, INC.
                              2424 HARRODSBURG ROAD
                            LEXINGTON, KENTUCKY 40503
                                 (859) 296-2016

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD WEDNESDAY, APRIL 24, 2002

To the Stockholders of
Unified Financial Services, Inc.:

         The Annual Meeting of Stockholders of Unified Financial Services, Inc., a Delaware corporation, will be held at Champion Trace Golf Club, 20 Avenue of Champions, Nicholasville, Kentucky, on
Wednesday, April 24, 2002 at 10:00 a.m., local time, for the following purposes:

      1.       To elect one Class II director to hold office for a term of three years or until his successor shall have been duly elected and qualified;

      2.       To ratify the appointment of Larry E. Nunn & Associates, L.L.C. as our independent auditors for the year ending December 31, 2002; and

      3.       To consider and act upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

      Our board of directors has fixed the close of business on March 1, 2002 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting and any adjournment or postponement thereof.

                                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                                          David F. Morris, Secretary

April 10, 2002
Lexington, Kentucky







WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN
THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO
ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN
THE UNITED STATES.









                        UNIFIED FINANCIAL SERVICES, INC.
                              2424 HARRODSBURG ROAD
                            LEXINGTON, KENTUCKY 40503
                                 (859) 296-2016

                                 PROXY STATEMENT

                    FOR ANNUAL MEETING OF STOCKHOLDERS TO BE
                        HELD ON WEDNESDAY, APRIL 24, 2002
                   APPROXIMATE DATE OF MAILING: APRIL 10, 2002


                                     GENERAL

         This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Unified Financial Services, Inc., a Delaware corporation, for use at our 2002 annual meeting of stockholders to be held on Wednesday, April 24, 2002 at 10:00 a.m., local time, at Champion Trace
Golf Club, 20 Avenue of Champions, Nicholasville, Kentucky, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

         All proxies will be voted in accordance with the instructions contained in the proxy. If no choice is specified, proxies will be voted in favor of the election of the nominee for director proposed by our board of directors in Proposal I and in favor of the ratification of the appointment of Larry E. Nunn
& Associates, L.L.C. as our independent auditors for the year ending December
31, 2002, as recommended by our board of directors. A stockholder who executes a proxy may revoke it at any time before it is exercised by delivering to us another proxy bearing a later date, by submitting written notice of such revocation to our corporate secretary or by personally appearing at our annual meeting and casting a contrary vote.

         This proxy statement, the notice of annual meeting and the accompanying proxy were first mailed to the holders of our common stock on or about April 10, 2002. We will bear the entire expense of soliciting proxies. Proxies will be solicited by mail initially. Our directors, executive officers and employees also may solicit proxies personally or by telephone or other means, but such persons will not be specially compensated for such services. Certain holders of record, such as brokers, custodians and nominees, may be requested to distribute proxy materials to beneficial owners and will be reimbursed by us for their reasonable expenses incurred in sending proxy materials to beneficial owners.

         A plurality of the votes cast is required for the election of directors. Under the Delaware General Corporation Law, an abstaining vote is not deemed to be a "vote cast." As a result, abstentions and broker "non-votes" are not included in the tabulation of the voting results on the election of directors and, therefore, do not have the effect of votes in opposition. The ratification of the appointment of Larry E. Nunn & Associates, L.L.C. as our independent auditors requires the affirmative vote of a majority of the votes cast on such proposal at the meeting. Abstentions on such matter will be counted, but broker "non-votes" will not be counted, for the purpose of determining the number of shares represented at the meeting for purposes of determining whether a quorum of shares is present at the meeting. A broker
"non-vote" occurs when a nominee holding shares for a beneficial owner does not vote a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
                                      -1-


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         Only stockholders of record at the close of business on March 1, 2002 are entitled to notice of, and to vote at, our annual meeting. On such date, there were 2,877,634 shares of our common stock outstanding. Each share of our common stock is entitled to one vote on each such matter. Holders of our common stock do not have the right to cumulate votes in the election of directors.

         To our knowledge, and except as set forth under "Security Ownership of Certain Beneficial Owners and Management," no person beneficially owned more than 5% of our common stock outstanding on March 1, 2002.


                        PROPOSAL I: ELECTION OF DIRECTOR

         In accordance with our by-laws, the board of directors has fixed the number of directors at seven, divided into three classes, with the term of office of each class ending in successive years. The board of directors has nominated Philip L. Conover for election as a Class II director to hold office until the 2005 annual meeting of stockholders, until his successor is elected and qualified, or until his earlier death, resignation or removal. There is no cumulative voting in the election of directors.

         Two vacancies also currently exist on our board of directors. At this time, the board has not nominated any individual to fill these vacancies;
however, the board currently is searching for other qualified, independent members to join the board. Proxies cannot be voted for a greater number of persons than the number of nominees named.

         The persons named as proxies on the accompanying proxy intend to vote all duly executed proxies received by the board of directors for the election of Philip L. Conover as a Class II director, except as otherwise directed by the stockholder on the proxy. Mr. Conover currently is a director. If for any reason
Mr. Conover becomes unavailable for election, which is not now anticipated, the persons named in the accompanying proxy will vote for such substitute nominee as is designated by the board of directors. THE BOARD OF DIRECTORS RECOMMENDS A
VOTE "FOR" THE ELECTION OF PHILIP L. CONOVER AS A CLASS II DIRECTOR.

         The name, age, principal occupation or position, term of office and other directorships with respect to Mr. Conover and the other directors whose terms of office will continue after our annual meeting are set forth below.

                  CLASS II NOMINEE TO BE ELECTED FOR A TERM OF
                          THREE YEARS EXPIRING IN 2005

         PHILIP L. CONOVER, 55, has served as a director since July 2000. Since
1996, Mr. Conover has served as a private investor and financial consultant, a member of the board of trustees of the Firstar Reit Fund and a member of the board of directors and as the chairman of the compensation committee for Praedictus Corporation, a computer software company headquartered in Indianapolis, Indiana. Prior thereto, Mr. Conover served as an Adjunct Professor of Finance, University of South Florida (1994-96) and Managing Director, Federal
Housing Finance Board, an independent federal regulatory agency (1990-94). From
1972 to 1990, Mr. Conover served in various capacities in the commercial banking industry, including president and chief executive officer of Trustcorp Bank of Indianapolis, vice president and manager of Bank One Indiana's Capital Markets
Division and a member of the board of directors of Bank One Securities, Inc.
                                      -2-

                  CLASS III - TO CONTINUE IN OFFICE UNTIL 2003

         WEAVER H. GAINES, 58, has served as a director since 1993. Mr. Gaines also was a member of our board from 1990 to 1992. Since 1993, Mr. Gaines has been a director and the chairman and chief executive officer for Ixion
Biotechnology, Inc., founding and managing the development-stage biotechnology company. From 1985 until 1992, Mr. Gaines held various executive positions at the Mutual Life Insurance Company of New York, including executive vice president and general counsel, and was a member of its executive committee and was responsible for management of its investment services subsidiaries. Mr.
Gaines is a director of each of Voyetra Turtle Beach, Inc., Florida Research
Consortium, a not-for-profit board, AquaGene, Inc. and Bio-Florida, Florida's biotechnology trade association.

         JOHN S. PENN, 50, has served as a director since September 1999.
Mr. Penn also has served as our chief operating officer since July 1999 and our president since April 2000. Mr. Penn served as an executive vice president of our company from July 1999 to April 2000. Mr. Penn served as a director and executive vice president of Area Bancshares Corporation, a bank holding company located in Owensboro, Kentucky, from September 1997 to July 1999. Prior thereto,
Mr. Penn served as the president, chief executive officer and a director of Cardinal Bancshares, Inc., a bank holding company located in Lexington, Kentucky.

                   CLASS I - TO CONTINUE IN OFFICE UNTIL 2004

         TIMOTHY L. ASHBURN, 51, has served as our chairman of the board since
1989 and as chief executive officer from 1989 to 1992 and 1994 to present. Mr.
Ashburn also served as our president from November 1997 to April 2000. Mr.
Ashburn was employed by Vine Street Trust Company, Lexington, Kentucky, a wholly owned subsidiary of Cardinal Bancshares, a Kentucky bank holding company, for the two-year period from April 1992 through March 1994.

         ALICE T. KANE, 54, has served as a director of our company since March
2002. Ms. Kane currently serves as a private consultant for Blaylock & Partners, L.P., an investment banking and securities brokerage firm. Ms. Kane has served as a member of the board of directors of Guess, Inc., an apparel manufacturer, since June 1998 and also serves on its audit and compensation committees. From
June 1998 to December 2001, Ms. Kane served as president of American General
Fund Group and chairman of VALIC Group Annuity Funds with over $18 billion in assets under management. Ms. Kane joined American General Corporation as executive vice president of its investments advisory subsidiary, American
General Investment Management L.P., in June 1998. American General Corporation is one of the nation's largest diversified financial organizations with assets of approximately $98 billion. Prior to joining American General Corporation, Ms.
Kane served her entire financial services industry career at New York Life
Insurance Company, which she joined in 1972. Up until her departure from New
York Life, Ms. Kane was executive vice president and chief marketing officer after serving as executive vice president with responsibility for managing the company's asset management division from 1994 to 1997. Ms. Kane also was chairman of New York Life's MainStay Mutual Funds, and served as general counsel of New York Life from 1986 to 1995. Ms. Kane also serves as a member of our audit, nominating and compensation committee.

                                      -3-



                        BOARD OF DIRECTORS AND COMMITTEES

BOARD AND COMMITTEE MEETINGS

         During the year ended December 31, 2001, our board of directors met nine times, including both regularly scheduled and special meetings. During such year, all of the incumbent directors attended at least 75% of all meetings held by the board of directors and all committees on which they serve.

         The standing committees of the board of directors are the executive committee, the audit, nominating and compensation committee and the 401(k) investment oversight committee.

         The members of the executive committee are Messrs. Timothy L. Ashburn and John S. Penn. The executive committee may exercise all powers of the board of directors that may lawfully be delegated when the board of directors is not in session. The executive committee did not meet during 2000, but did take action by unanimous written consent on five occasions during 2001.

         The members of the audit, nominating and compensation committee are Messrs. Weaver H. Gaines (chairman) and Philip L. Conover and Ms. Alice T. Kane.
Ms. Kane joined the committee upon her election to the board in March 2002. The audit, nominating and compensation committee (i) meets with our independent auditors, management and our chief financial officer periodically to review the work of each and to ensure that each is properly discharging its responsibilities, (ii) proposes nominees for election to the board of directors,
(iii) reviews and approves the salaries of our executive officers and certain selected other senior officers of our company and our subsidiaries and authorizes all other forms of executive compensation and (iv) administers our executive incentive plans. The committee will consider written recommendations of stockholders with regards to potential nominees to the board of directors.
Stockholder recommendations must contain certain information regarding the potential nominee and comply with certain requirements for presentation as set forth in our by-laws. The audit, nominating and compensation committee met six times during the year ended December 31, 2001.

         The members of the 401(k) investment oversight committee are Messrs.
Philip L. Conover (chairman) and John S. Penn. The 401(k) investment oversight committee (i) meets with the trustee of our company's Section 401(k) plan, (ii) periodically reviews such plan's investment choices, including selection and retention of investment funds, and (iii) reports all actions taken to our board of directors. The 401(k) investment oversight committee met one time and took action by unanimous written consent on one occasion during the year ended
December 31, 2001.

         During 2001, directors who were not otherwise employed by us were paid
$1,500 per quarter, provided they attended at least one board meeting during such quarter. Additionally, directors who were not otherwise employed by us also received $500 per meeting for each meeting of standing committees of the board of directors that they attended. Directors also receive reimbursements for reasonable expenses related to attendance at such meetings and periodic option grants to acquire shares of our common stock. For 2002, directors who are not otherwise employed by us will be paid $2,500 per quarter, provided they attend at least one board meeting during such quarter, and also will receive $500 per meeting for each meeting of standing committees that they attend.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The current members of the audit, nominating and compensation committee are Messrs. Gaines and Conover and Ms. Kane.  Messrs. Gaines and Conover served on the committee at all times during 2001 while Ms. Kane joined the committee in
March 2002.  Mr. Richard A.Walker served on the committee until September 16, 2001.
Mr. Gaines served as a director and the president of Unified Financial Securities,
Inc., a subsidiary of our company, while such company was owned by MONYCO, INC.
Mr. Gaines resigned such positions in June 1990 in connection with our acquisition of Unified Financial Securities, Inc. from MONYCO, INC.
                                      -4-

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Dr. Gregory W. Kasten, the president of Health Financial, Inc. and
Unified Trust Company, National Association, each a subsidiary of our company, is a 25% member in Cygnus, LLC, a Kentucky limited liability company that owns an office building in which various of our subsidiaries lease space. During 2000 and 2001, Cygnus, LLC received payments of approximately $198,500 and $207,600, respectively, from us and our subsidiaries with respect to such leases.

         In December 2001, in connection with the sale of our insurance operations, we funded a $276,000 revolving line of credit for the benefit of John R. Owens, the former president of Equity Insurance Managers, Inc. and a greater than five percent stockholder of our company. The line of credit may be increased to $300,000, subject to the satisfaction of certain conditions related to our sale of the insurance operations. The line of credit has a term of five years and bears interest at the rate of five percent per annum on the principal amount from time to time outstanding. The line of credit is secured by a pledge by Mr. Owens of 19,145 shares of common stock of our company. Mr. Owens, at any time, may surrender such shares in satisfaction of any amount due under the line of credit (any shares surrendered will be valued at a price of $20.00 per share).

         The law firm of Thompson Coburn LLP, of which Messrs. Charles H. Binger and David F. Morris, our company's general counsel and associate general counsel, respectively, are "of counsel," provided legal services to us and our subsidiaries during 2001, and is providing legal services during 2002.

         Certain of our officers and directors and companies in which they have an ownership interest are customers of Unified Banking Company. All such customer transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

                                      -5-



             REPORT OF AUDIT, NOMINATING AND COMPENSATION COMMITTEE
                   ON EXECUTIVE COMPENSATION AND AUDIT MATTERS

         Our audit, nominating and compensation committee has issued the following report for the year ended December 31, 2001.

COMPENSATION MATTERS

         COMPENSATION PHILOSOPHY. The audit, nominating and compensation committee approves the policies for and structure and recommends to our board of directors the amount of compensation of our senior officers, including our chief executive officer and the other officers named in the Summary Compensation
Table. The committee's goal is to establish compensation programs that will attract and retain highly qualified executives and provide an incentive to such executives to focus their efforts on our long-term strategic goals by aligning their financial interests closely with long-term stockholder interests. The committee is composed entirely of independent directors.

         A significant component of our executive officer compensation program is cash remuneration in the form of base salaries and annual discretionary bonuses. Bonuses are determined based upon our performance and that of the individual executive during the fiscal year. In evaluating performance, financial, non-financial and long-term strategic objectives are considered. Base salaries generally represent a large portion of the executive officers' total cash compensation. Bonuses make up a smaller portion of the executive officers' total cash compensation. The committee believes that basing a portion of an executive officer's compensation on both individual and our company's performance motivates the executive to perform at the highest possible level.

         As a central component of our executive officer compensation program, the committee periodically awards executive officers options to acquire shares of our common stock. The committee believes that stock options provide a highly efficient form of compensation from both a cost and an accounting perspective, and that such awards provide an incentive to achieve our longer-term strategic goals by aligning the long-term financial interests of the executive officers with those of our stockholders. The committee also believes that significant levels of stock ownership and ownership potential will assist in retaining the services of the executive officers.

         BASE SALARIES. Base salaries for new officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison of average and median base salaries for similar positions at other comparable companies. Companies believed to be comparable include similarly-sized financial services companies.

         Annual salary adjustments are determined by evaluating the performance of our company and of each officer versus various performance objectives, and also take into account new responsibilities and subjective discretionary factors. In case of officers with responsibility for a particular subsidiary or division, the financial results of such subsidiary or division also are considered. The committee, where appropriate, also considers non-financial performance measures.

         ANNUAL BONUS. Officers also are eligible for an annual cash bonus. As in the case of the base salary, in addition to the performance objectives referred to above, the committee may consider individual non-financial performance measures and subjective discretionary factors including significant accomplishments and/or increased responsibilities, leadership and, where appropriate, subsidiary or division performance measures in determining bonuses.
                                      -6-

         STOCK OPTIONS. Under our stock incentive plan, stock options may be granted to executive officers and other key employees of our company. Stock options also are designed to align further the interests of our officers with those of our stockholders. The compensation committee considers various factors in approving stock option grants including factors similar to those used to determine base salaries and annual bonuses. In addition, the committee also considers grants in previous years and the overall level of stock ownership of an executive officer. Stock options generally are granted with an exercise price equal to the market price of our common stock on the date of grant.

         DETERMINATION OF 2001 EXECUTIVE OFFICER COMPENSATION. The committee met six times during 2001 to discuss, among other things, compensation matters with respect to our executive officers and stock options grants to executive officers and other key employees. Based upon management's recommendation in 2001, the committee did not recommend to our board of directors any increase for 2001 in the base salaries of our executive officers. In addition, the committee did not recommend any incentive bonus awards for such individuals for 2001, except that Messrs. Penn, Binger and Morris were awarded incentive bonuses based upon their success in negotiating and closing the sale of our insurance operations during 2001.

         During 2001, management refined our company's business plan and worked to promote operational efficiencies and synergies among our subsidiaries. As a result of our rapid growth in 1998 and 1999 and a general decline in the securities markets during 2000 and 2001, we recorded a loss from continuing operations in each of 1999, 2000 and 2001. Consequently, neither management nor the committee believed that an increase in our executive officers' annual salaries was appropriate for 2001, other than executive officers who receive automatic salary increases pursuant to an employment agreement. As discussed above, the committee believes that an increase in our executive officers' annual salaries should be based upon our company's overall profitability, growth and financial performance.

     Mr.  Ashburn has served as our chairman and chief  executive  officer since
1989. For 2001, Mr. Ashburn received a base salary of $275,000. Mr. Ashburn was not paid an incentive bonus in 2001. Mr. Ashburn last received an increase in his annual compensation in August 1999.

         CONCLUSION. As described above, the committee believes that a significant portion of an executive officer's compensation should be linked directly to individual and corporate performance. The committee intends to continue the policy of linking executive compensation to individual and corporate performance and returns to stockholders, recognizing that the business cycle from time to time may result in an imbalance for a particular period.

AUDIT MATTERS

         The audit, nominating and compensation committee oversees our company's financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2001 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

         The committee reviewed with Larry E. Nunn & Associates, L.L.C., our independent auditors for 2001, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the
                                      -7-

committee under generally accepted auditing standards, including Statement of
Auditing Standards 61. In addition, the committee has discussed with the independent auditors the auditors' independence from management and our company, including the matters in the written disclosures required by the Independence
Standards Board Standard No. 1. The committee also considered whether the provision of non-audit services by Larry E. Nunn & Associates, L.L.C. was compatible with maintaining the independent auditor's independence.

         The committee discussed with Larry E. Nunn & Associates, L.L.C. the overall scope and plans for their audit. The committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

         In reliance on the reviews and discussions referred to above, the committee recommended to our board of directors, and the board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

         Each of the current members of the committee is an "independent" director within the meaning of the listing standards of the Nasdaq. A copy of the charter of the committee, as adopted by our board of directors, was attached as an annex to our proxy statement for the 2001 annual meeting of stockholders.

April 10, 2002                                       The Members of the Audit, Nominating
                                                     and Compensation Committee

                                                     Weaver H. Gaines, CHAIRMAN
                                                     Philip L. Conover
                                                     Alice T. Kane


                                      -8-




                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth the compensation of our chief executive officer and our four other most highly compensated executive officers in 2001, 2000 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                                                                 ----------------------
                                                  ANNUAL COMPENSATION          RESTRICTED   SECURITIES
                                                  --------------------
                                                                OTHER ANNUAL    STOCK     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY($)   BONUS($)    COMPENSATION($)(1)AWARDS($) OPTIONS/SARS(#)COMPENSATION($)
---------------------------- ----     ---------   --------    ----------------- --------  -------------- ---------------
Timothy L. Ashburn           2001     275,216           --            --           --             --          5,538 (2)
   Chairman and Chief        2000     280,288 (3)       --            --           --            500          6,262
   Executive Officer         1999     206,869           --            --           --            500          8,654

John S. Penn(4)              2001     225,216      150,000            --           --             --          5,538 (2)
   President and Chief       2000     225,134           --            --           --            500          5,373
   Operating Officer         1999      95,192           --            --           --         15,500             51

Dr. Gregory W. Kasten        2001     530,146           --            --           --             --          3,980 (5)
   President and Chief       2000     619,249           --            --           --            500         13,185
   Executive Officer of      1999     558,654       60,000            --           --            500         11,932
   Unified Trust and
   Health Financial

Jack R. Orben                2001     455,090           --            --           --             --          5,538 (2)
   Former President and Chief2000     251,625      150,880            --           --            500            472
   Executive Officer of      1999     250,501      118,222            --           --            500          5,472
   Fiduciary Counsel

Charles H. Binger(6)         2001     313,385       55,000            --           --             --          5,538 (2)
   Executive Vice
   President and             2000     245,197          --             --           --          3,125          5,357
   General Counsel           1999        --         86,539            --           --             --             --

----------------------
(1)      The named executive officers received certain perquisites in 2001, 2000 and 1999, the amount of which did not exceed the lesser of $50,000 or 10% of any such officer's salary or bonus.

(2)      Includes the following: $5,250 in matching contributions to our Section 401(k) plan; and $288 for premiums paid by us on a term life insurance policy for the benefit of the executive officer.

(3)      Mr. Ashburn's base annual salary in 2000 was $275,000.  During 2000, the subsidiary that paid Mr. Ashburn changed its payroll cycle.  As a result, Mr. Ashburn's 2000 compensation includes 52 weeks' plus a partial week's compensation.

(4)      Mr. Penn joined our company in July 1999.  Prior thereto, Mr. Penn was not employed by us.

(5)      Includes the following: $3,692 in matching contributions to our Section 401(k) plan; and $288 for premiums paid by us on a term life insurance policy for the benefit of Dr. Kasten.

(6)      Mr. Binger joined our company in December 1999.  Prior thereto, Mr. Binger was not employed by us.


                                      -9-





OPTION/SAR GRANTS IN LAST FISCAL YEAR

         No stock options or stock appreciation rights were granted to the individuals named in the Summary Compensation Table in 2001.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION/SAR VALUES

         The following table presents certain information concerning unexercised stock options held by the individuals named in the Summary Compensation Table at December 31, 2001. No options were exercised during fiscal year 2001 by such individuals.

                                     SHARES FOR WHICH                                    VALUE OF UNEXERCISED
                                UNEXERCISED OPTIONS HELD AT                            IN-THE-MONEY OPTIONS/SARS
                                   DECEMBER 31, 2001 (#)                                   AT FY-END ($) (1)
                                ---------------------------                           --------------------------
       NAME                     EXERCISABLE   UNEXERCISABLE                           EXERCISABLE  UNEXERCISABLE
       ----                     ---------------------------                           --------------------------
Timothy L. Ashburn.........         1,500            -                                 $    125      $     -
John S. Penn...............        16,000            -                                        -            -
Gregory W. Kasten..........         1,500            -                                        -            -
Jack R. Orben..............         1,500            -                                      125            -
Charles H. Binger..........         3,125            -                                        -            -
-------------------------------

(1) Based on the fair market value of our common stock on December 31, 2001 of approximately $30.00 per share, based upon the last known sale price of our common stock.

EMPLOYMENT AGREEMENTS AND OTHER COMPENSATORY ARRANGEMENTS

         Dr. Gregory W. Kasten has an employment agreement with Health
Financial, Inc., a subsidiary of our company. The initial term of such agreement was a two-year period beginning on June 1, 1997, the effective date of the agreement. Commencing on the first anniversary of the effective date, and continuing at each anniversary date thereafter, the agreement will automatically renew for an additional year unless prior written notice is provided to Dr.
Kasten. During the initial two-year term of such agreement, Dr. Kasten was paid an annual base salary of $500,000, which salary was increased to $600,000 in 2000. Effective June 1, 2001, Dr. Kasten voluntarily agreed to a reduction in his annual salary to $500,000. During the term of the agreement, Dr. Kasten also is eligible to be awarded an incentive bonus on a basis commensurate with those provided to other peer executive officers.

         If we terminate Dr. Kasten's employment agreement during the term of his employment without "cause" (generally, willful failure to perform duties, willful misconduct injurious to us or a material breach of the agreement), or if Dr. Kasten terminates his employment with "good reason" (generally, the assignment of duties inconsistent with his position, a material diminution in authority or responsibilities, a reduction in any benefit specified in his employment agreement, or any material breach of the agreement by us), we will be required to pay annual non-compete payments to Dr. Kasten in an amount equal to $499,200 for a period of three years following the termination of Dr. Kasten's employment.

         Mr. Jack R. Orben has an employment agreement with Fiduciary Counsel,
Inc., a subsidiary of our company. Such agreement was entered into on April 30, 2001 and has a minimum term of five years, beginning effective January 1, 2001, and will continue thereafter until a notice of termination of such agreement is delivered by us to Mr. Orben, provided that Mr. Orben, in his sole discretion, may retire at any time after January 1, 2002. Commencing on December 31, 2005, and continuing on each December 31 thereafter, the agreement will automatically renew for an additional year unless prior written notice is provided to Mr.
Orben. During 2001, Mr. Orben was paid an annual base salary of $455,000.
Effective January 1, 2002 and thereafter, Mr. Orben will be paid a quarterly salary equal to 32% of the "net core
                                      -10-

revenues" collected by Fiduciary Counsel during the previous quarter for certain designated accounts ("core business accounts") for which Mr. Orben serves as the relationship and portfolio manager.  In addition, during the term of the agreement,
Mr. Orben is eligible to receive quarterly "new business fees" (new business for which Mr. Orben serves as relationship and portfolio manager) and "finder's fees"
(new business for which Mr. Orben does not serve as relationship and portfolio manager)
equal to 32% of "net new revenues" collected by Fiduciary Counsel from such new business account or the fee set forth in Fiduciary Counsel's fee and compensation schedule, respectively. So long as Mr. Orben shall live, he shall be entitled to receive a "retirement commission" with respect to any core business account for which he ceases to serve as the relationship and portfolio manager equal to 10%
of the gross revenues received by Fiduciary Counsel with respect to such account.
Throughout the term of the agreement, Mr. Orben is responsible for all travel, entertainment and marketing expenses related to any accounts for which he serves as the relationship and portfolio manager.

         If we terminate Mr. Orben's employment agreement during the term of his employment without "cause" (generally, continued failure to perform duties, misconduct injurious to us or a breach of the agreement), or if Mr. Orben terminates his employment with "good reason" (generally, the assignment of duties inconsistent with his position, a material diminution in authority or responsibilities, a reduction in any benefit specified in his employment agreement, or any material breach of the agreement by us), we will be required to pay quarterly salary, new business fees and retirement commissions to Mr.
Orben as if he were still employed by Fiduciary Counsel.

         Mr. Charles H. Binger also has an employment agreement with us. The term of such agreement is a minimum of five years, beginning on January 1, 2000, and will continue thereafter until a notice of termination of such agreement is delivered by us to Mr. Binger. The term of the agreement will continue for twelve months after the date of the notice, and such notice may not be delivered prior to the fourth anniversary of the agreement. Pursuant to the terms of such agreement, Mr. Binger was paid a base salary of $313,000 during 2001. As of each January 1, and pursuant to the terms of such agreement, Mr. Binger shall receive an annual increase in his base salary equal to fifteen percent plus the change in the consumer price index for the previous twelve-month period ending
September 30. In addition, during the term of the agreement, Mr. Binger is eligible to be awarded an incentive bonus on a basis commensurate with those provided to other peer executive officers of our company.

         If we terminate Mr. Binger's employment agreement during the term of his employment without "cause" (generally, willful failure to perform duties or willful misconduct injurious to us), or if Mr. Binger terminates his employment with "good reason" (generally, the assignment of duties inconsistent with his position, a material diminution in authority or responsibilities, a reduction in any benefit specified in his employment agreement, any material breach of the agreement by us or a termination by Mr. Binger of his employment at any time within a period of three years after a change in control of our company), we would be required to pay salary continuation benefits to Mr. Binger in an amount equal to the salary Mr. Binger would have been paid through the remainder of the term of the agreement. In addition, except upon termination of Mr. Binger's employment by us for "cause," by Mr. Binger without "good reason" or upon Mr.
Binger's death or disability, Mr. Binger would be entitled to receive certain non-compete payments following the termination of his employment agreement, which payments would be due within 90 days following the termination of his employment agreement and on each of the first and second anniversaries of the date of termination, each in an amount equal to his then-current annual base salary. The amount of such non-compete payments would be increased by one-half in the event of our termination of Mr. Binger without "cause" or by Mr. Binger with "good reason." If the receipt of benefits upon a change in control of our company subjects Mr. Binger to any Federal excise tax pursuant to the Internal
Revenue Code, we also will be obligated to pay Mr. Binger an additional amount equal to the entire excise tax due.
                                      -11-

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the amount of our common stock beneficially owned, as of March 1, 2002, by each of our directors, the nominee for election as a director, the executive officers named in the Summary Compensation Table, any person who is known by us to own beneficially more than 5% of our common stock and all our directors and executive officers as a group:

                                                                     NUMBER OF SHARES        PERCENT OF OUTSTANDING
                      NAME AND ADDRESS(1)                           BENEFICIALLY OWNED            COMMON STOCK
                      ------------------                            ------------------       ----------------------
Ashburn............................................                      198,362 (2)(3)(4)             6.9 %
Jack R. Orben.................................................           100,230 (3)                   3.5
Weaver H. Gaines..............................................            34,350 (3)                   1.2
Dr. Gregory W. Kasten.........................................           403,242 (2)(3)(5)            14.0
John S. Penn..................................................            16,001 (3)                   0.6
Charles H. Binger.............................................           113,150   (3)                 3.9
Philip L. Conover.............................................               500 (3)                    --
Alice T. Kane.................................................                --                        --
J. Robert Owens...............................................           192,615 (6)                   6.6
Kenneth D. Trumpfheller.......................................           410,000                      14.2
Directors and executive officers
   as a group (11 persons)....................................         1,036,839 (2)(3)(4)            35.7


------------------------------

(1) Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his or he name. The percentage calculations for beneficial ownership are based upon 2,877,634 shares of our common stock that were issued and outstanding as of March 1, 2002. The address for each person is 2424 Harrodsburg Road, Lexington,
      Kentucky 40503.

(2) Includes 4,681, 363 and 13,192 shares of our common stock beneficially owned by Mr. Ashburn and Dr. Kasten and all directors and executive officers as a group, respectively, and held by our equity participation plan. No person has voting power over such shares except Mr. Ashburn, who directs the vote as the plan's trustee. Each of Mr. Ashburn and Dr.
      Kasten, and all directors and executive officers as a group, may be deemed to be the beneficial owner(s) of the shares held by our equity participation plan because such holder(s) retain sole investment power over such shares.

(3)   Includes 1,500, 1,500, 1,500, 1,500, 16,000, 3,125 and 500 and 30,825
      shares of our common stock that may be acquired by Messrs. Ashburn, Orben, Gaines, Kasten, Penn, Binger and Conover and all directors and executive officers as a group, respectively, upon exercise of stock options granted by us pursuant to our 1998 Stock Incentive Plan.

(4) Includes 47,606 shares of our common stock of which Mr. Ashburn may be deemed to be the beneficial owner based upon his right to vote all shares held subject to our equity participation plan. Mr. Ashburn disclaims beneficial ownership of all shares held subject to our equity participation plan except 4,681 shares. Also includes 26,325 shares of our common stock that Mr. Ashburn has the right to vote pursuant to that certain Irrevocable Proxy dated February 8, 2002, which irrevocable proxy was granted in connection with a promissory note issued in favor of Mr.
      Ashburn. Mr. Ashburn does not have the power to dispose of such shares except upon default of the promissory note.

(5) Includes 869 shares of our common stock owned by Dr. Kasten's spouse, of which Dr. Kasten disclaims beneficial ownership.

(6)   Includes 1,000 shares of our common stock that may be acquired by Mr. Owens upon exercise of stock options granted by us pursuant to our 1998 Stock Incentive
      Plan.

                                      -12-


                    COMPARISON OF CUMULATIVE TOTAL RETURN OF
                        UNIFIED FINANCIAL SERVICES, INC.

         We have been an SEC-reporting company since July 27, 1997. However, there currently is no established public trading market for our common stock.
Since July 27, 1997, to our knowledge, the only sales of our common stock have been sales by us in our private placements (at prices of $25.00, $27.50 and $40.00 per share) and "deemed" sales in connection with our issuance of shares in connection with our acquisitions of various companies. Additionally, during October 2001, we repurchased approximately 2,400 shares of our common stock from the Unified Financial Services Equity Participation Plan at a price of $30.00 per share. We are not aware of any transactions between private third parties, other than the transfer of shares by gift. Based upon the foregoing, we believe that any comparison of the yearly percentage change in the cumulative total return on our common stock to any broad market, published industry, line-of-business or other index would be meaningless and, potentially, could be misleading.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than ten percent of our outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission. To our knowledge, based solely on our review of such reports furnished to us and written representations that no other reports were required to be filed, all Section
16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with during the year ended December
31, 2001.


                                  PROPOSAL II.
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Our board of directors, upon the recommendation of the audit, nominating and compensation committee of the board, has appointed Larry E. Nunn & Associates, L.L.C. as our independent auditors for the year ending December 31, 2002.  A resolution will be presented at the meeting to ratify the appointment of Larry E. Nunn & Associates, L.L.C.

         Larry E. Nunn & Associates, L.L.C. served as our independent auditors for the year ended
December 31, 2001.  Representatives of Larry E. Nunn & Associates, L.L.C. are expected to be present at our annual meeting and to respond to appropriate questions from our stockholders.  Such representatives will have the opportunity to make statements if they so desire.

         Set forth below is information relating to the aggregate fees paid to Larry E. Nunn & Associates, L.L.C.
for professional services rendered for the fiscal year ended December 31, 2001.

                                  SERVICE                                          2001
                                  --------                                        -----


                           Audit fees.......................................    $ 171,500
                           Financial information systems design and
                              implementation fees...........................        9,200
                           All other fees...................................       65,100

                                      -13-


         Our board of directors recommends a vote "FOR" ratification of the appointment of Larry E.
Nunn & Associates, L.L.C. as our independent auditors for the year ending December 31, 2002.  A majority of the votes cast, present or represented by proxy at the meeting, will constitute ratification of the appointment of Larry E. Nunn & Associates, L.L.C. as our independent auditors for the year ending
December 31, 2002.


                          FUTURE STOCKHOLDER PROPOSALS

         Under applicable regulations of the Securities and Exchange Commission, all proposals of stockholders to be considered for inclusion in the proxy statement for the 2003 annual meeting of stockholders must be received at our offices, c/o corporate secretary, 2424 Harrodsburg Road, Lexington, Kentucky
40503 by not later than December 11, 2002. Our by-laws provide that stockholder proposals, including nominations of directors, that do not appear in the proxy statement may be considered at a meeting of stockholders only if written notice of the proposal is received by our corporate secretary not less than 60 days and not more than 90 days prior to the first anniversary of the preceding year's annual meeting; PROVIDED, HOWEVER, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the 10th day prior to such annual meeting and not later than the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. Under our by-laws, the date by which written notice of a proposal must be received by us to be considered at the 2003 annual meeting of stockholders is February 23, 2003.

         Any written notice of a stockholder proposal must include the following information: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, and (ii) the class and number of our shares that are owned beneficially and of record by such stockholder and such beneficial owner.


                                  ANNUAL REPORT

         Our annual report to stockholders for the year ended December 31, 2001 has been mailed simultaneously to our stockholders. Our Annual Report on Form
10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission (excluding exhibits), is included in our annual report to stockholders.
                                      -14-

                                 OTHER BUSINESS

         The board of directors is not aware of any business to be presented at our annual meeting other than that referred to in the Notice of Annual Meeting of Stockholders and discussed herein. No other matters may properly come before the annual meeting.


                                                          TIMOTHY L. ASHBURN
                                                          CHAIRMAN OF THE BOARD
                                                          AND CHIEF EXECUTIVE OFFICER

April 10, 2002
Lexington, Kentucky

                                      -15-






           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby nominates, constitutes and appoints Timothy L.
Ashburn and John S. Penn (or such other person as is designated by the Board of Directors of Unified Financial Services, Inc. (the "Company")) (the "Proxies"), or either of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as designated below all of the shares of Common
Stock, $0.01 par value, of the Company entitled to be voted by the undersigned at the Annual Meeting of Stockholders to be held at Champion Trace Golf Club, 20
Avenue of Champions, Nicholasville, Kentucky, at 10:00 a.m., local time, April
24, 2002, and at any adjournment or postponement thereof.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:

1.       ELECTION OF DIRECTOR:

         |_| FOR the nominee listed below |_| WITHHOLD AUTHORITY to vote for the nominee listed below


         INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR THE INDIVIDUAL NOMINEE
                 STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.

                           FOR TERM EXPIRING IN 2005:
                                Philip L. Conover

2.       PROPOSAL TO RATIFY THE APPOINTMENT OF LARRY E. NUNN & ASSOCIATES, L.L.C., as
         independent public auditors of the Company:
                         |_| For |_| Against |_|Abstain

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" the named nominee for director and "FOR" Proposal 2.
If any other matters are voted on at the meeting, this proxy will be voted by the Proxies on such matters in their sole discretion.

         The undersigned acknowledges receipt of the Company's 2001 Annual
Report and Form 10-K and the Notice of the Annual Meeting and the Proxy
Statement. Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

                                                        |_| PLEASE CHECK THIS BOX IF YOU PLAN TO
                                                            ATTEND THE MEETING IN PERSON.

                                                        SIGN HERE
                                                                  -------------------------------------------------
                                                                       (Please sign exactly as name appears at left)

                                                        SIGN HERE
                                                                  -------------------------------------------------
                                                                       Executors, administrators, trustees, etc. should so indicate when signing

                                                        DATED
                                                              -----------------------------------------------------
